Exhibit 99.1

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 17, 2008 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 30, 2007.

Net sales for the Company’s second quarter ended December 30, 2007 were $39.9 million, compared to net sales of $37.9 million for the second quarter ended December 31, 2006.  Net income for the period was $1.3 million, compared to $1.1 million in the prior year quarter.  Diluted earnings per share for the period were $.38 compared to $.31 in the prior year quarter.

For the six months ended December 30, 2007, net sales were $82.6 million compared to net sales of $76.0 million in the prior year period.  Net income was $3.7 million compared to net income of $1.8 million in the prior year period and diluted earnings per share were $1.06 compared to $.51.

Sales to STRATTEC’s largest customers overall were flat in the current quarter compared to the prior year quarter.  Sales to General Motors Corporation in the current quarter were $11.9 million compared to $7.4 million in the prior year quarter due to higher product content on certain GM vehicles and the takeover of certain passenger car locksets production from another supplier.  Sales to Chrysler LLC were $10.0 million compared to $14.3 million and sales to Delphi Corporation were $3.8 million compared to $4.2 million due to reduced component content and lower vehicle production volumes.  Sales to Ford Motor Company were $4.4 million compared to $4.3 million.  Sales during the current quarter were weaker than initially anticipated for the above four customers due to their production cut backs.  Subsequently, these customers announced additional production cuts that will effect both our sales and profitability for the third fiscal quarter ending March 30, 2008.

Gross profit margins were 17.3% in the current quarter compared to 13.3% in the prior year quarter.   The year-over-year increase in gross profit margins was primarily attributed to lower purchased material costs for zinc and brass along with price increases to recover the higher purchased raw material costs we experienced last year.  In addition, the prior year quarter included a charge for severance and separation costs related to the move of service product assembly from Milwaukee, Wisconsin to Juarez, Mexico that reduced the gross profit margin by approximately 1%.

Operating expenses were $5.8 million in the current quarter, compared to $4.9 million in the prior year quarter.  The increased spending is attributed to hiring additional engineering personnel along with costs associated with new product development.

The provision for income taxes in the current quarter was our normal 37% effective tax rate where as the prior year quarter included a State refund claim recovery that positively impacted earnings per share by $.09.

During the current quarter, the Company contributed $1.5 million to its Pension Fund and repurchased 25,500 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $1,146,000.

STRATTEC designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan.  The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net Sales	$39,908	$37,913	$82,647	$75,963

Cost of Goods Sold	33,002	32,873	67,347	65,641

Gross Profit	6,906	5,040	15,300	10,322

Engineering, Selling &
Administrative Expenses	5,838	4,852	11,631	9,908

Income from Operations	1,068	188	3,669	414

Interest Income	814	905	1,727	1,827

Interest Expense	-	-	-	-

Other Income, Net	158	121	466	149

Minority Interest	69	-	118	-

	2,109	1,214	5,980	2,390

Provision for Income Taxes	786	120	2,238	555

Net Income	$1,323	$1,094	$3,742	$1,835

Earnings Per Share:
Basic	$0.38	$0.31	$1.07	$0.51
Diluted	$0.38	$0.31	$1.06	$0.51
Average Basic
Shares Outstanding	3,506	3,539	3,513	3,568

Average Diluted
Shares Outstanding	3,512	3,542	3,518	3,571

Other
Capital Expenditures	$2,728	$1,377	$4,474	$2,292
Depreciation & Amortization	$1,758	$1,768	$3,496	$3,517

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 30, 2007	July 1, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$60,242	$65,491
Receivables, net	20,090	26,890
Inventories	10,726	7,166
Other current assets	13,308	13,017
Total Current Assets	104,366	112,564
Deferred Income Taxes	2,420	2,117
Investment in Joint Ventures	3,201	2,813
Prepaid Pension Cost	6,948	4,385
Other Long Term Assets	35	41
Property, Plant and Equipment, Net	27,479	26,526
	$144,449	$148,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,524	$16,575
Other	16,049	14,906
Total Current Liabilities	28,573	31,481
Borrowings Under Line of Credit Facility	-	-
Accrued Pension and Postretirement Obligations	13,639	13,431
Minority Interest	775	574
Shareholders’ Equity	243,755	244,119
Accumulated Other Comprehensive Loss	(14,333)	(14,341)
Less: Treasury Stock	(127,960)	(126,818)
Total Shareholders’ Equity	101,462	102,960
	$144,449	$148,446

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Cash Flows from Operating Activities:
Net Income	$1,323	$1,094	$3,742	$1,835
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Minority Interest	(87)	-	(148)	-
Depreciation	1,758	1,768	3,496	3,517
Stock Based Compensation Expense	179	186	492	379
Change in Operating Assets/Liabilities	19	852	(3,400)	986
Other, net	(124)	33	(342)	132

Net Cash Provided by Operating Activities	3,068	3,933	3,840	6,849

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(100)	-	(100)
Additions to Property, Plant and Equipment	(2,728)	(1,377)	(4,474)	(2,292)
Proceeds from Sale of Property, Plant and Equipment	-	-	-	21
Net Cash Used in Investing Activities	(2,728)	(1,477)	(4,474)	(2,371)

Cash Flow from Financing Activities:
Purchase of Common Stock	(1,146)	(596)	(1,146)	(3,922)
Dividends Paid	(31)	-	(4,081)	-
Contribution from Minority Interest	-	-	349	-
Loan from Minority Interest	250	-	250	-
Exercise of Stock Options and Employee Stock Purchases	6	8	13	17

Net Cash Used in Financing Activities	(921)	(588)	(4,615)	(3,905)

Net Increase (Decrease) in Cash & Cash Equivalents	(581)	1,868	(5,249)	573

Cash and Cash Equivalents:
Beginning of Period	60,823	64,417	65,491	65,712
End of Period	$60,242	$66,285	$60,242	$66,285